Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Allied Gaming & Entertainment Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-248696), and in the Registration Statements on Form S-8 (File Nos. 333-239984 and 333-267849) of our report dated June 6, 2025, with respect to our audits of the consolidated financial statements of Allied Gaming & Entertainment Inc. as of and for the years ended December 31, 2024 and 2023, which are incorporated in this Annual Report on Form 10-K of Allied Gaming & Entertainment Inc. for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

June 6, 2025

 999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us